Exhibit 99.1

Thor Reports Increased Net Sales, Improved Gross Profit Margin, And Higher Earnings Per Share For The Fourth Quarter Of Fiscal 2020

Company also Reports Record Backlog of $5.74 Billion at the End of Fiscal Year 2020

- Net sales for the fourth quarter were $2.32 billion. Fourth-quarter results include $1.55 billion in North American RV net sales and $739.9 million in European RV net sales.

- Consolidated gross profit margin for the fourth quarter was 14.9%, a 0.5% improvement over the prior year.

- Net income attributable to Thor for the fourth quarter was $119.2 million, or $2.14 per diluted share.

- Net cash from operations for fiscal year 2020 was $540.9 million.

- During the fiscal year, the Company paid $275.0 million on its EHG acquisition-related debt. Life-to-date, the Company has paid approximately $678 million on its acquisition-related debt.

- Consolidated RV backlog increased 186.4% over the prior year, to $5.74 billion as of July 31, 2020.

ELKHART, Ind., Sept. 28, 2020 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced results for the fourth quarter and full year of fiscal 2020, which ended July 31, 2020.

"I am pleased to report that Thor's net sales increased significantly with each passing month in the fourth quarter of fiscal 2020 as we emerged from the COVID-19 induced production furlough that started in our third fiscal quarter. Our fourth quarter results prove that our employees and management teams around the world are experienced and agile, and that our highly variable business model facilitated a rebound from a virtual production standstill in May to full production by July," said Bob Martin, President and CEO of Thor Industries.

"We saw increasing retail demand over the course of the quarter, driving dealer inventories to historically low levels by year end and our year-end backlog to a record high. As I have noted before, the long-term outlook for our business remains excellent. Now, with the increasing interest in the RV lifestyle from a new group of consumers, the short-to-medium-term outlook is also robust. This current demand for RVs, coupled with the need to replenish dealer inventories that are at all-time lows, positions us for continued success well into calendar 2021. We also believe that the influx of new RV buyers will lead to many becoming long-term RV enthusiasts down the road. Historically, long-term RVers trade in and trade up for a new RV every 3 to 5 years, which further positions us for success well into the future," added Martin.

Fourth-Quarter Financial Results

Fourth-quarter net sales were $2.32 billion, compared to $2.31 billion in the fourth quarter of fiscal 2019. This year's fourth quarter net sales figure includes $1.18 billion from the North American Towable RV segment, $366.5 million from the North American Motorized RV segment, and $739.9 million from the European RV segment.

Consolidated gross profit margin was 14.9% for the fourth quarter of fiscal 2020, compared to 14.4% in the corresponding period a year ago. The improved gross profit margin is primarily due to decreased warranty costs as a percent of sales in addition to overhead savings from management-led cost reduction measures in response to COVID-19, partially offset by an increase in the material cost percentage primarily due to product mix.

Net income attributable to Thor and diluted earnings per share for the fourth quarter of fiscal 2020 were $119.2 million and $2.14, respectively, compared to net income attributable to Thor and diluted earnings per share of $92.1 million and $1.67, respectively, in the prior-year period.

Fiscal Year 2020 Financial Results

Net sales for fiscal year 2020 were $8.17 billion compared to $7.86 billion for fiscal year 2019. The increase in net sales is primarily attributable to incremental European net sales of $998.4 million, as the current fiscal year includes twelve months of operations as compared to the prior fiscal year including the six months of operations from the date of acquisition of the Erwin Hymer Group ("EHG") on February 1, 2019. This increase was largely offset by a decrease in North American net sales, due to the impact of the COVID-19 pandemic and the resulting six-to-eight-week production shutdowns that started in our fiscal third quarter during our historically most profitable and highest sales months.

Net income attributable to Thor in fiscal year 2020 was $223.0 million, or $4.02 per diluted share, compared to net income attributable to Thor of $133.3 million, or $2.47 per diluted share, in fiscal year 2019. Fiscal year 2019 results include EHG acquisition-related costs of $114.9 million and the negative impact of $61.4 million related to the fair value step-up in purchase accounting of acquired EHG inventory that was subsequently sold during the first three months following the acquisition.

The Company's overall annual effective income tax rate for fiscal 2020 was 18.9% compared with 28.3% for fiscal 2019. The primary drivers of the change in the overall effective tax rate between comparable periods are certain foreign tax rate differences from the U.S. federal corporate tax rate of 21% and the change in annual mix of foreign and domestic earnings. In addition, the fiscal 2019 effective income tax rate was impacted by an unfavorable, non-deductible foreign currency forward contract loss and certain non-deductible transaction costs resulting from the EHG acquisition. The Company estimates its overall effective income tax rate for fiscal 2021 will be between 19% and 22% before consideration of any discrete tax items. The actual effective income tax rate will be dependent upon the mix of foreign and domestic pretax earnings and subject to the impact of foreign currency exchange rates.

Net cash provided by operating activities for fiscal year 2020 was $540.9 million compared to $508.0 million in fiscal 2019. During the fiscal year, the Company made payments on its EHG acquisition-related debt of $275.0 million.

Segment Results

North American Towable RVs

  North American Towable RV net sales were $1.18 billion for the fourth quarter of fiscal 2020, largely unchanged compared to fourth-quarter net sales of $1.16 billion in the prior-year period. For fiscal 2020, North American Towable RV net sales were $4.14 billion, down 9.2% from $4.56 billion in fiscal 2019. This fiscal year decrease was substantially due to lower net sales in the third quarter of fiscal 2020 as compared to the third quarter of fiscal 2019, primarily due to the impact of the COVID-19 pandemic and the resulting production shutdowns for six to eight weeks for our North American Towable production facilities.
  North American Towable RV gross profit margin was 16.6% for the fourth quarter of fiscal 2020, compared to 16.0% in the prior-year period. For fiscal 2020, North American Towable RV gross profit margin was 15.0%, an increase of 1.5% from fiscal 2019. The improvement in gross profit margin for the fourth quarter and fiscal year was primarily the result of lower material and warranty costs as a percentage of North American towables net sales.
  North American Towable RV income before income tax for the fourth quarter of fiscal 2020 was $129.2 million, compared to $109.9 million in the fourth quarter last year. North American Towable RV income before income tax was $336.2 million for fiscal 2020, up 4.3% from $322.2 million in fiscal 2019, driven by the improvement in gross profit margin despite the COVID-related production shutdowns that occurred in the third quarter and early part of the fourth quarter of fiscal 2020.
  North American Towable RV backlog at July 31, 2020 was $2.76 billion, an increase of approximately $2.07 billion, or nearly 300%, from the July 31, 2019 backlog level of $693.2 million.

North American Motorized RVs

  North American Motorized RV net sales were $366.5 million for the fourth quarter of fiscal 2020, compared to $387.4 million in the prior-year period. The decrease in motorized net sales for the quarter was driven primarily by lower unit sales as well as a shift in product mix, including a higher volume of our modestly priced Class B motorhomes, which are generally priced lower than Class A and Class C motorhomes. For fiscal 2020, North American Motorized RV net sales were $1.39 billion, down 15.7% from $1.65 billion in fiscal 2019. The fiscal year decrease in net sales within the Motorized segment was primarily due to lower net sales in the third quarter of fiscal 2020 as compared to the third quarter of fiscal 2019, primarily due to the impact of the COVID-19 pandemic and the resulting six to eight weeks of production shutdowns for our North American Motorized production facilities.
  North American Motorized RV gross profit margin was 12.1% for the fourth quarter of fiscal 2020, compared to 9.6% in the prior-year period. The improvement in gross profit margin for the fourth quarter was primarily the result of lower material and warranty costs as a combined percentage of North American motorized net sales, and overhead savings from management-led cost saving initiatives. North American Motorized RV gross profit margin for fiscal 2020 was 10.8%, up 80 basis points over fiscal 2019 due to improvements in each of the material, labor, and warranty cost percentages.
  North American Motorized RV income before income tax for the fourth quarter of fiscal 2020 increased to $24.3 million compared to $16.8 million a year ago, driven by the improvement in gross profit margin for the quarter despite the reduction in sales. North American Motorized RV income before income tax for fiscal 2020 was $71.9 million, down 11.1% from $80.9 million in the prior year reflecting the temporary halt to production in the third quarter of fiscal 2020 and the resulting reduction in sales due to the COVID-19 pandemic.
  North American Motorized RV backlog at July 31, 2020 increased approximately $992.8 million, or 216.4%, to $1.45 billion compared to $458.8 million a year earlier.

European RVs

  European RV net sales were $739.9 million for the fourth quarter of fiscal 2020, compared to $719.5 million in the prior-year period. The increase in European net sales was driven primarily by a change in product mix and selective selling price increases. European RV net sales were $2.49 billion for full-year fiscal 2020 compared to $1.49 billion in fiscal 2019. The increase in full-year net sales is the result of the inclusion of twelve months of sales in fiscal 2020, while fiscal 2019 only included the six months of operations following the February 1, 2019 date of the EHG acquisition.
  European RV gross profit margin was 13.2% of net sales for the fourth quarter compared to 13.4% in the prior-year period. European RV gross profit margin was 12.2% for fiscal 2020, up from 10.1% in fiscal 2019. The 2020 fiscal year increase in gross profit as a percentage of European RV net sales is due to the unfavorable impact of $61.4 million related to the fair value step-up in purchase accounting of acquired inventory that was subsequently sold during the first three months following the acquisition which negatively impacted fiscal 2019, partially offset by changes in product mix.
  European RV income before income tax for the fourth quarter of fiscal 2020 was $28.4 million, compared to income before income tax of $25.0 million during the fourth quarter of fiscal 2019. European RV income before income tax for fiscal 2020 was $9.9 million, compared to a loss of $5.9 million in fiscal 2019. The increase in income before income taxes for fiscal 2020 was a combination of various factors over the two fiscal years, including the following:
    The absence of the impacts of the fair value step up of inventory in fiscal 2020 as compared to the $61.4 million negative impact in fiscal 2019.
    A net loss before income taxes of $18.3 million in the first six months of fiscal 2020, while fiscal 2019 had no results for the first six months in the corresponding prior-year period.
    The adverse impact of the COVID-19 pandemic on the third quarter of fiscal 2020 as compared to the third quarter of fiscal 2019.
  European RV backlog was $1.53 billion as of July 31, 2020, an increase of $673.3 million, or 79.0%, compared to $852.7 million as of July 31, 2019.

"This year's financial results are a testament to our ability to successfully manage through uncertainty, along with the proven agility and flexibility of our business model," said Colleen Zuhl, Thor's Senior Vice President and Chief Financial Officer. "In an unprecedented year, with vastly changing operating conditions caused by the COVID-19 pandemic, we effectively managed our world-wide operations keeping the safety of our employees as the top priority while also generating a solid profit for our shareholders. With the full-year addition of EHG, we generated an annual record high cash flow from operations of $540.9 million for fiscal 2020, and, as planned, we continued to regularly pay down our EHG acquisition-related debt. During the fiscal year, we paid $275.0 million on the EHG acquisition-related debt, and life-to-date, we have paid approximately $678 million on the EHG acquisition-related debt since the acquisition of EHG.

"Our cash and cash equivalents totaled $538.5 million at the end of the year, and we currently have approximately $660 million available for borrowing on our ABL. Our priorities for cash remain consistent with our historical priorities, which are (1) reducing our debt obligations (2) paying and growing our dividend over time, and (3) funding our growth both organically and opportunistically through acquisitions. We may also consider strategic and opportunistic repurchases of shares and special dividends as determined by our Board of Directors," concluded Zuhl.

Year in Review

"Fiscal 2020 was both a challenging and rewarding year for Thor," said Bob Martin. "I am proud of our employees and our management teams around the world for continuing to prioritize employee safety above all else. Once again, our teams have demonstrated Thor's resilience and ability to manage through uncertainty. We have shown that when challenges arise, we come together to work collaboratively, we make decisions quickly with as much data as possible, and we adjust as conditions require. When we needed to ramp production back up based on increased demand for our products across the board, we did so quickly and effectively, while continuing to prioritize employee safety by maintaining compliance with our robust safety protocols. We supported one another and worked closely with our dealer and supply partners. We are proud to be providing end consumers with products that allow them to travel in the safety of a contained living space. I am also proud of the financial results we generated for our shareholders in spite of the many challenges we encountered. We delivered robust cash flow and profitability by managing our costs and our cash outlays during the initial phases of the COVID-19 pandemic when, for the first time in our history, we were required to shut down production at all of our domestic locations and almost all of our foreign facilities for what was an unknown period at first. In the end, we had a successful and profitable fiscal year and one that won't soon be forgotten."

Outlook for Fiscal Year 2021

"We are entering our fiscal year 2021 with a strong balance sheet, record backlogs and dealer inventories at historic lows. There is considerable interest in the RV lifestyle from first-time buyers, and we are seeing continued strength in the upgrade buyer as well. We are also seeing challenges and constraints in the supply chain as suppliers ramp up to meet the unexpectedly high level of demand from manufacturers. Managing through peaks and valleys of demand and supply constraints is part of the history of our business and is not new to our management teams. Today we are working closely with our supply chain partners to manage production and delivery of the components we need and, where necessary, seeking alternative supply solutions. We are committed to quickly resolving any temporary supply chain issues but recognize that in the short term we may experience impacts to our production schedules.

"Looking ahead, we expect a year of continued growth in fiscal 2021, and we concur with RVIA's recent RoadSigns most likely forecast of an approximate 19.5% increase in calendar 2021 shipments over their most likely estimate for calendar 2020 shipments.

"In closing, we continue to be very positive about both the short-term and long-term outlooks for our Company and our industry. I recently returned from my own family vacation in our new Thor Delano, and I have never seen a younger, more diverse group of RVers on the road as I did during our road trip through the Midwest this year. It was great to see the many new faces. The increased demand for RVs, driven by the safety and security of traveling in your own RV in these uncertain times, is an excellent sign for the future growth of our Company," said Bob Martin.

Supplemental Earnings Release Materials

Thor has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the coronavirus pandemic, along with the responses to contain the spread of the virus by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, or our production and which may have a negative impact on our consolidated results of operations, financial position, cash flows and liquidity; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and specifically on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions, and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are produced and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JULY 31, 2020 and 2019
($000's except share and per share data)

	Three Months Ended July 31, (Unaudited)				Fiscal Years Ended July 31,
	2020	% Net Sales (1)	2019	% Net Sales (1)	2020	% Net Sales (1)	2019	% Net Sales (1)

Net sales	$2,324,280		$2,311,623		$8,167,933		$7,864,758

Gross profit	$347,357	14.9%	$331,812	14.4%	$1,118,207	13.7%	$973,094	12.4%

Selling, general and administrative expenses	155,151	6.7%	171,299	7.4%	634,119	7.8%	536,044	6.8%

Amortization of intangible assets	24,589	1.1%	25,262	1.1%	97,234	1.2%	75,638	1.0%

Impairment charges	—	—%	—	—%	10,057	0.1%	—	—%

Acquisition-related costs	—	—%	2,355	0.1%	—	—%	114,866	1.5%

Interest income (expense), net	(24,875)	(1.1)%	(28,232)	(1.2)%	(104,206)	(1.3)%	(60,032)	(0.8)%

Other income (expense), net	5,428	0.2%	5,089	0.2%	305	—%	(1,848)	—%

Income before income taxes	148,170	6.4%	109,753	4.7%	272,896	3.3%	184,666	2.3%

Income taxes	28,441	1.2%	17,262	0.7%	51,512	0.6%	52,201	0.7%

Net income	119,729	5.2%	92,491	4.0%	221,384	2.7%	132,465	1.7%

Less: net income (loss) attributable to non-controlling interests	561	—%	436	—%	(1,590)	—%	(810)	—%

Net income attributable to Thor Industries, Inc.	$119,168	5.1%	$92,055	4.0%	$222,974	2.7%	$133,275	1.7%

Earnings per common share
Basic	$2.16		$1.67		$4.04		$2.47
Diluted	$2.14		$1.67		$4.02		$2.47

Weighted-avg. common shares outstanding – basic	55,198,756		55,063,473		55,172,694		53,905,667
Weighted-avg. common shares outstanding – diluted	55,576,318		55,211,141		55,397,376		54,026,686

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000) (Unaudited)

	July 31, 2020	July 31, 2019		July 31, 2020	July 31, 2019
Cash and equivalents	$541,363	$451,262	Current liabilities	$1,515,281	$1,448,325
Accounts receivable, net	814,227	716,227	Long-term debt	1,652,831	1,885,253
Inventories, net	716,305	827,988	Other long-term liabilities	257,779	231,640
Prepaid expenses and other	30,382	41,880	Stockholders' equity	2,345,569	2,095,228
Total current assets	2,102,277	2,037,357
Property, plant & equipment, net	1,107,649	1,092,471
Goodwill	1,476,541	1,358,032
Amortizable intangible assets, net	914,724	970,811
Deferred income taxes and other, net	170,269	201,775
Total	$5,771,460	$5,660,446		$5,771,460	$5,660,446

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912